[GATX LOGO]      FIRST QUARTER CONFERENCE CALL
                 APRIL 23, 2004

OPERATOR:

Good morning. My name is April and I will be your conference facilitator today. At this time I would like to welcome everyone to the GATX first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Lyons, you may begin your conference.

ROBERT LYONS:

Good morning, everyone. Thank you for joining us for our 2004 first quarter conference call. With me today is Brian Kenney, Senior Vice President and Chief Financial Officer. I'll provide a brief recap of the numbers, which I trust you've all had the opportunity to review in our release. Following that we will go on to Q&A, and Brian and I will be happy to take all your questions. Before starting, I'd like to drive everyone's attention to our forward-looking statement language contained in our press release. The factors outlined in this statement pertain to today's call. One administrative note before turning to the numbers, for those of you who are wondering about the timing of our first quarter dividend announcement, as is customary, we will do that tomorrow following our Annual Shareholders' meeting and Board meeting. And for those of you who happen to be in the Chicago area tomorrow, you are more than welcome to attend the annual meeting at the Northern Trust at nine a.m.

Now let's turn to the first quarter. Today, we reported first quarter net income of $22.9m or $0.46 per diluted share compared to last year's net income of $1.8m or $0.04 per diluted share. I note that last year's results include an $11m after-tax or $0.22 per diluted share provision related to our air portfolio. The first quarter was probably one of the most straight-forward we've experienced in some time and is indicative of what we are experiencing in our end markets. A gradual improvement in fundamentals and less operating volatility set against a rate environment that is improving at a slower pace. In short, things appear to be playing out as we expected and discussed at the beginning of 2004.

In rail, we are seeing activity in terms of order inquiries and secondary market opportunities, at a pace well above where we have been in the past few years. This is a positive long-term indicator for the business. During the quarter, we added 1,200 cars to the fleet and this is on top of the 1,300 car acquisition we did right at the close of 2003. We invested $70m in railcars in the first quarter, more than double last year's comparable level, and we are optimistic about growing the fleet through the balance of the year. As you note in the tables of our release, we also had approximately 1,700 cars come out of the fleet during the quarter, split roughly evenly between scrappings and sale. As noted in numerous media reports during the quarter, scrap metal prices are very high and we benefited from this in our scrap sales during the quarter. As per lease rate renewals in rail, we noted at the beginning of the year that while absolute rates would likely pickup during the year, we would still experience some revenue pressure in North America as we renew cars coming off older, higher rate leases. In the first quarter, looking at a basket of our most common car types in North America, we experienced a 3.5% reduction in lease rates versus the prior rates. This compares the reduction of 5% for all of 2003 and 10% down in 2002. So the trend is in the right direction but there is still pressure nonetheless.

In air, we are nearly 100% utilized and essentially complete on the 2004 renewal and new aircraft delivery schedule. Please note that an updated air presentation has been posted to our website at gatx.com. Rates on the newer, narrow-body aircraft have stabilized and we are experiencing some moderate increases on select aircraft. But in general, we would still characterize this as a tough rate environment and one that would likely stay that way through 2004. The good news is that we've restructured the portfolio so that some of our newest, most attractive, aircraft will come up for renewal in 2005 and 2006, so we'll hopefully get an opportunity to re-price these in a better environment.

One of the bright spots for the quarter was clearly on the remarketing front. We had some nice gains during the quarter with remarketing income of $23m compared to $10m last year. The most significant transaction occurred in the specialty portfolio where we sold our last

Gulfstream aircraft at a gain. In rail we also reported stronger remarketing activity, mostly driven by a transaction where the class one railroad that purchased equipment at the end of the lease term. The gains achieved in the first quarter are a positive development, but I would also strongly caution against extrapolating this gain level across remaining quarters because they never fall evenly during the year and they are by their nature opportunistic.

On portfolio quality, the credit profile continues to show improvement as noted by the lowest non-performing level we've reported in quite some time and very low charge offs and impairments. Most notably, we made some positive progress with certain air accounts that have been troublesome in past quarters. Our allowance for possible losses continues to run well within our comfort range at 6.4%.

While the fundamentals continue to improve, we're also cognizant of the objectives we need to achieve this year. First, as you know, we recently announced the sale of essentially all our IT leasing assets. The sale is expected to close by July 31, and our transaction team will be working diligently to ensure a smooth closing. Our net cash proceeds from the sale are expected to be in the range of $200mm, which brings us to another one of our main objectives for 2004: reinvesting in our franchise businesses and growing our asset base. With liquidity strong, spreads tighter than we have seen in recent years and ample balance sheet capacity for reinvestment, we are well positioned to aggressively pursue growth opportunities. We are looking at avenues such as portfolio acquisitions, sale/lease-backs and organic growth for redeploying some of our capital. The opportunities are there and they are increasing in frequency and we're focused on making this happen. In closing, we would sum up the first quarter as a solid start to the year with little in the way of surprises. We look forward to a continuation of this stability and hopefully capitalizing on new investment opportunities. With that let's go to Q&A.

QUESTION AND ANSWER

OPERATOR:

Thank you, sir. At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Tom Klett with UBS Financial Services.
Tom Klett:

Bob and Brian, nice quarter and nice sale, as far as I am concerned. Two questions. Number one, do we think the rating agencies will take note of all this? It seems to me somewhat counter-intuitive to talk about getting back on the growth track and not having on board the rating agencies to upgrade us or call us a stable credit. Have there been any conversations since the announcement of the sale or do those have to wait till after the sale is completed?

BRIAN KENNEY:

No, we have had the conversations. In fact, we had our annual exhaustive meeting with Moody's towards the end of March, and I think really the actions we've taken over the last year and half, as far as getting out of the venture business, curtailing certain specialty investments and now the sale of GTS, all are risk-reducing moves in the eyes of the rating agencies. So, I think there is more ratings upside today then there was before and as far as an upgrade -- well, right now we're BBB minus at S&P and Baa3 at Moody's with a negative outlook at Moody's.

TOM KLETT:

Right.

BRIAN KENNEY:

You know, last year I would've said, don't expect that to move; this year given the turnaround in some of the fundamentals in our business as well as these risk reducing moves, we are going to push on that rating. I expect to be taken off negative outlook and I think as these numbers continue to improve, we'll start pushing for that upgrade so, yes.

TOM KLETT:

Second question.

BRIAN KENNEY:

Yeah.

TOM KLETT:

From a strategy standpoint, it is come up from some of my clients as Bob knows and Brian, I'd like to hear your thoughts on this; are we really big enough to be in the commercial aircraft leasing business. I know, we've been in it 30

  [GATX LOGO]                          2          First Quarter Conference Call
years, but with the event risk that has popped up, some people in my book of business have questioned, shouldn't we be in a bigger situation or you know, the question - I mean do we have enough critical mass to stay competitive in that business?

BRIAN KENNEY:

Yes, I think we have the critical mass to stay competitive but to the question that's beneath what you are asking -- I mean, Ron Zech has always made it perfectly clear that if the opportunity presents itself and he thinks it's in the best interest of shareholders, then he'll take advantage of the ability to combine with somebody else. But as far as our situation right now, we are one of the largest aircraft lessors. We do have good clout in that market. They performed outstanding in terms of keeping the fleet utilized ...

TOM KLETT:

I agree.

BRIAN KENNEY:

.... and getting new management opportunities over the last five years and that's where we are going to continue to pursue because that's what we have in front of us.

TOM KLETT:

Thanks, Brian.

OPERATOR:

Your next question comes from the line of Kevin Preloger with Perkins Wolf.

KEVIN PRELOGER:

Good morning, guys.

ROBERT LYONS:

Good morning.

KEVIN KROEGER:

Just wondering if you could maybe go a little more in detail on the aircraft outlook. How does it look right now. I guess if you look at the - I know your exposure to the American carriers isn't as big relative to, I guess, to international carriers, but just here in the States, do you expect another, I guess, down leg in terms of their performance? You just listen to Delta and some of the other guys that could have negative implications for maybe a supply/demand imbalance?

ROBERT LYONS:

Since Brian is an ex-airline guy, I will let him answer that.

BRIAN KENNEY:

Yes. it was a little disturbing to see some of the recent news around Delta, and then also American and United cutting back some capacity, which we'd hoped that would go in the other direction. But once again, our exposure in the U.S. is fairly light compared to our exposure internationally. So, in general, our biggest customers aren't the big U.S. airlines. That's not who we lease to in general. Most of our exposure there has been acquired in the secondary market, and most of that exposure is fairly healthy in comparison. I mean, our largest exposure there is Southwest, for instance. So, yes on the supply/demand side, it's frustrating to see that. We didn't expect that to be back in balance in 2004 anyway. So, I wouldn't say it was unexpected. And you see the utilization of our fleet, which is almost 100% at this point.

TOM KLETT:

And I guess, when you take that over to railcars, just in terms of the supply/demand imbalance, on your calls and just talking to you guys, that it's been getting better over the past year. Would you say that that supply/demand is more balanced today than a quarter ago or two?

BRIAN KENNEY:

Yes. It is definitely. It is car-type specific. But especially in certain car types where as a year ago, 18 months ago, customers will return cars not because of rate, but just because they had excess cars in their fleet and they didn't need them at any price. And a lot of car types now, that's not the case; not only did they, are they, running their fleets tighter, but we don't have a lot of excess cars in inventory in a number of car types. So, when you have that renewal rate discussion with customers, you're going to push rates on certain car types now, and that's not a discussion we were having a year ago. So, in


[GATX LOGO]                            3          First Quarter Conference Call
general, you know, once again it's car-type specific, but in a number of car types--for instance in grain, or coal, or on the tank car side, LPG--there is high utilization in the fleet and we're going to try to push rate. That wasn't the discussion we would have had last year. So, yes. things are trending up.

TOM KLETT:

Just out of curiosity, I know you made the comment about the, just given, scrap steel prices and it's kind of attractive to scrap some of these older cars. And what is the scrap price for a railcar today versus a year ago?

BRIAN KENNEY:

You know, it varies by geographic location. But it's as high as $7 to $9000 per car, depending on the car type, so, you know, three, four or five times as much it was a couple of years ago. So, to the extent that you have an older car that you don't think is going to be in service, now is a good time to scrap it.

TOM KLETT:

Okay. Thanks a lot.

OPERATOR:

Again, I would like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. The next question comes from the line of Greg Ramsby with DePrince, Race & Zollo.

GREG RAMSBY:

Good morning.

ROBERT LYONS:

Good morning, Greg.

GREG RAMSBY:

Congratulations on a nice quarter. My question is with regard to the rail business. I saw on the release and from your earlier remarks that your active car count increased by 550 cars. Is that, that is not net of what you scrapped or is it?

ROBERT LYONS:

No, that is net of what we've scrapped. So, we opened the quarter with roughly 105,000 cars in the fleet, we added 1,269 during the quarter and we had about 1,700 come out. Now that was split almost evenly between scrapping and selling. So, the fleet at the end of the quarter is 104,788 and utilization is up to 94%. So, when you apply those numbers, you get an actual increase in the active fleet of 500 cars.

GREG RAMSBY:

Okay. But the increase in the utilization rate is based on a stable overall total car count? Is that right?

ROBERT LYONS:

NO, the increase in the utilization is a combination of two things, that's something we've talked about in the past. It is both an increase in the active car count and scrapping activity.

BRIAN KENNEY:

Yes, scrapping, once again, has contributed to the increased utilization as did the sale of cars....

GREG RAMSBY:

Right. Okay.

BRIAN KENNEY

.....as well as cars going from idle to active or to new cars being put in service. They all contributed to that increase.

GREG RAMSBY:

Okay. Thanks a lot.

OPERATOR:

At this time, there are no further questions.

ROBERT LYONS:

Okay. We'd like to thank everybody for participating this morning. As mentioned at the outset, it's a very straightforward quarter as far as we can see it. We look forward to hopefully bringing you a few more of those in the future. If there are any additional questions, Brian and I are both available all day. And we thank you for your participation.


 [GATX LOGO]                           4          First Quarter Conference Call

OPERATOR:

This concludes today's GATX first quarter earnings conference call. You may now disconnect.

 [GATX LOGO]                           5          First Quarter Conference Call